April 2, 1998

Mr. John Newton, President
Newturn Oil
P.O. Box 61031
Houston, TX. 77208

Dear Mr. Newton,

     ARXA International Energy, Inc. is aggressively engaged in the search for low risk oil and gas exploration projects, production acquisitions, merger partners, corporate acquisition opportunities and private investment capital. In this regard, you have represented you have contacts in the industry and within the financial community that you would like to introduce to ARXA for a negotiated finder's fee. Accordingly, a fee schedule is set forth below:

1. On each exploration project or production acquisition referred to ARXA in writing and by personal introduction, ARXA hereby agrees to compensate you by paying to you a fee equal to 2% of the total acquisition cost to ARXA, plus a 2% overriding royalty interest to be paid out of future revenues.

2. On each corporate level merger or corporate level acquisition referred to ARXA in writing and by personal introduction, ARXA hereby agrees to compensate you by paying to you a cash fee equal to 2% of the corporation merged with or acquired, plus shares of ARXA S-8 or restricted common stock equal to the 2% cash fee paid, also paid at closing.

3. If you are successful in raising corporate equity investment for ARXA, you will receive a cash fee upon closing equal to 6% of the money raised, to be paid at closing.

4. ARXA agrees to not circumvent Newturn on any clients introduced to ARXA in writing and by personal introduction.

In addition, Mr. Newton, upon commencement of actual negotiations with one or more of your corporate level merger or acquisition referrals, I will recommend to the Board of Directors of ARXA that you be placed on a month-to-month retainer of 2,500 shares of ARXA S-8 stock. Such compensation requires Board of Directors approval and notice must be filed with the Securities and Exchange Commission using form 8-K.

Please acknowledge your acceptance of this agreement by signing in the space provided below:

Agreed and Accepted:                 Agreed and Accepted:

-----------------------------        --------------------------------
    John Newton, President               L. Craig Ford, President

Date:                                Date:
     ------------------------             ---------------------------